Exhibit 10.23


                                                                    May 15, 1996

Mr. Glenn E. Penisten
545 Middlefield Road
Suite 170
Menlo Park, California  94025

         Re:      Network Peripherals, Inc.

Dear Glenn:

         On behalf of the Board of Directors of Network Peripherals, Inc. (the "Company"), I am pleased to confirm our recent discussions regarding you joining the company as an employee to assist the Board and management in helping us develop a strategic process, subject to the terms and conditions contained in this letter. Upon acceptance of this letter by your signature, the Compensation Committee of the Board will call a special meeting to approve the Agreement and take the actions required.

         1. Term. The Agreement will become effective today and remain in effect for three years from that date (hereinafter referred to as the "Term").

         2. During the Term of this Agreement, you will be employed in such position as you and the Board may agree, unless your employment is sooner terminated voluntarily or pursuant to the terms of this Agreement. As you know, it is our goal for you to be employed as Chairmen of the Board of Directors at an appropriate time.

         3. During the period of your employment with the Company, you will:

            a. devote such time and attention to your position as you and the Board may agree from time to time, but no less than four days per month unless you and the Board otherwise agree; and

            b. perform such services and assume such duties and responsibilities as are described in the position description attached hereto as you and the Board may agree on from time to time;

         4. Compensation. In consideration of your services to the Company during the Term of this Agreement, you will receive the following:

            a. An initial salary of $70,000 per year, paid in equal installments on the Company's regular pay days, subject to applicable withholding.

            b. Such benefits as are appropriate and allowable for a person in your position.

            c. An option to acquire 400,000 shares of the Common Stock in the Company (approximately 3% of the outstanding shares on a fully diluted basis) at fair market value on the date that the options are granted by the Compensation Committee of the Board of Directors pursuant to a Stock Option Agreement which will provide among other things that:

                           (i)  the  option   will  vest   one-third   upon  the
effectiveness of this Agreement and an additional one-third on the first and second year anniversary of this Agreement.

                           (ii) the option will be  presently  exercisable  with
the Company having the right to repurchase any unvested shares at the original purchase price plus any interest you may pay in the event you exercise your option with a note.

                           (iii) you will have the right to exercise  the option
with cash for an amount equal to the par value of the stock acquired ($400) and with a Promissory Note for the balance of the exercise price, having a maximum term of five years and bearing interest at the minimum rate required to avoid imputed interest (6.36% compounded annually if the loan is originated in May, 1996), such loan to be secured by the stock subject to the option and 20,000 shares of Company stock that you now own. The Promissory Note will have such additional terms as are agreed upon between you and the Company after discussion with the Company's advisors.

                           (iv)  shares to be held in escrow to secure  the note
and the Company's unvested share repurchase right.

                           (v)  vesting on the option  would  accelerate  and be
fully vested upon change of control if the option is not assumed by the acquiring company or a substantially equivalent option is not substituted by the acquiring company, or otherwise if, subsequent to a change of control, you are assigned, without your written consent, any position, duties, responsibilities, or status, substantially inconsistent with your position, duties responsibilities or status with the Company.

            d. NPI will reimburse you for travel and other out-of-pocket expenses that you reasonably incurred in performance of your duties, including travel from your home to NPI and intown expenses incurred while you are at NPI and away from your home. Such expenses will be reimbursed shortly after your presentation to the Company of appropriate documentation for such expenses.

         5. Termination.

            a. This Agreement will terminate automatically three years after its effective date.

            b. This Agreement will terminate upon your death.

            c. This Agreement will terminate if you become permanently disabled. You will be deemed permanently disabled for purposes of this Agreement if you become physically or mentally incapable of performing your duties under this Agreement for a continuous period of ninety days, and such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remaining term of this Agreement.

            d. Notwithstanding paragraph 1 above, you agree that the Company may terminate your employment at any time for any reason and remove you as Chairman of the Board or ask you to resign from you role as Chairman in accordance with the Company's by-laws at any time. In the event of your termination of employment by the Company for any reason or as a result of your death, you will be entitled to: (i) payment of your salary through your termination date; (ii) vesting of your stock option on a pro-rated basis through the last day of the month in which your termination occurs; and (iii) the Company will buy back any unvested stock options as of the end of the month in which your termination occurs at the original purchase price plus interest paid, to the extent allowable by law and applicable accounting regulations without material adverse effect to the Company.

         Subject to the above, you will be entitled to no further compensation for anything arising out of your termination of employment.

         5. Proprietary Matters. You will execute the Company's Employment Agreement with respect to Proprietary Matters as pertains to individuals who consult with the Company.

         Glenn, if you find this acceptable, please execute the enclosed copy of this letter.


By:   /s/ Kenneth Levy
      -----------------------------------------------
          Kenneth Levy

Agreed to and Accepted by:
/s/ Glenn E. Pennisten
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Glenn E. Pennisten                                   Date